UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 14, 2004

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place Atlanta, Georgia 30309
(Address and zip code of principle executive offices) (Zip Code)

404-584-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

[Virginia Natural Gas logo]

VIRGINIA NATURAL GAS
5100 East Virginia Beach Blvd.
Norfolk, Virginia 23502-3488
(757) 466-5400
Contacts:
Nick Gold
404-584-3457
ngold@aglresources.com

Jose Simon
(757) 466-5407
jsimon@aglresources.com

VIRGINIA NATURAL GAS FILES COMPLAINT WITH FEDERAL ENERGY REGULATORY COMMISSION AGAINST NISOURCE PIPELINE SUBSIDIARY

Complaint Seeks $37 Million in Damages;
Majority Would Be Returned to Customers

NORFOLK, Va. (January 14, 2004) –  Virginia Natural Gas, Inc. (VNG), a subsidiary of AGL Resources Inc. (NYSE: ATG), announced today it has filed a complaint with the Federal Energy Regulatory Commission (FERC) against Columbia Gas Transmission, a unit of Indiana-based NiSource (NYSE: NI).  The complaint explains that during the last winter heating season, beginning in January 2003, VNG experienced a number of critical service problems with Columbia that interrupted deliveries of natural gas to some industrial customers and increased prices paid by all VNG customers.  As a result, VNG is seeking approximately $37 million in damages, the majority of which would be distributed to customers should the utility prevail.

The FERC complaint cites two major operational failures in the Columbia system that impacted VNG and its customers.  The first operational failure relates to pipeline pressure dropping below the contractual minimum pressure required (limiting the volumes of gas that could be moved); the second significant failure relates to the shutdown of Columbia’s liquefied natural gas (LNG) facility in Chesapeake, Virginia, which resulted in Columbia delivering only one-fourth of its customer entitlements for the remainder of the heating season.

“Our customers have historically paid Columbia a contractual rate for services.  The basic tenets for payment of those services required Columbia to deliver the contracted pressure and to make sure that winter peaking LNG facilities work when they are needed,” said Hank Linginfelter, president of VNG. “We have had numerous discussions with Columbia officials over the past several months in an attempt to resolve our concerns related to Columbia’s inability to deliver the contractually committed services. It eventually became clear to us that we had no choice but to take our complaint to the federal officials who oversee interstate pipelines in order to make sure that our customers are never placed in jeopardy again,” he said.
In addition to detailing the failures of Columbia’s system during a critical time, the complaint explains that VNG was forced to find more expensive alternatives on short notice to protect its customers from outages.  The majority of the financial harm for which VNG is seeking recovery relates to the costs of operating more expensive, back-up facilities at VNG, purchases of more expensive sources of gas supply to meet customers’ peak gas needs due to the Columbia system’s limitations, and the recovery of historical payments to Columbia of reservation fees paid by VNG for LNG and storage capacity that, although required by contract, Columbia could not actually deliver.

“We are committed to making sure that our operation is completely failsafe, especially during the coldest months of the year,” said Linginfelter. “Columbia is one of the primary sources of supply for our system and we cannot take a chance that the pipeline would fail again,” he said.

About Virginia Natural Gas
Virginia Natural Gas, a wholly owned subsidiary of AGL Resources Inc. (NYSE: ATG), provides retail natural gas sales and distribution services to 250,000 customers in southeastern Virginia.  For more information, visit www.VirginiaNaturalGas.com.

About AGL Resources
AGL Resources Inc. (NYSE: ATG) is an Atlanta-based energy services holding company.  Its utility subsidiaries – Atlanta Gas Light Company, Virginia Natural Gas and Chattanooga Gas Company – serve approximately 1.8 million customers in three states. Houston-based subsidiary Sequent Energy Management provides natural gas asset management and producer services. As a member of the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. AGL Networks, the company’s telecommunications subsidiary, owns and operates fiber optic networks in Atlanta and Phoenix. For more information, visit www.aglresources.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: January 15, 2004	/s/ Richard T. O’Brien
Executive Vice President and Chief Financial Officer